UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed: November 24, 2009

USA Technologies, Inc. (the “Company”) issued the following press release on November 24, 2009.

News Release

For Immediate Release

USA Technologies Contact: George Jensen, Chairman & CEO Stephen P. Herbert, President & COO e-mail: gjensen@usatech.com sherbert@usatech.com Phone: (800) 633-0340	Proxy Solicitor: Mark Harnett / Jeanne Carr MacKenzie Partners, Inc. (212) 929-5500 USAT@mackenziepartners.com	Investor Relations Contact: Marlon Nurse, Vice President Porter, LeVay & Rose Phone: (212) 564-4700

USA Technologies Sends Letter to Shareholders

Highlights Company’s Strategic and Financial Plan, Recent Positive Results, Timetable for Profitability and Inaccurate Assertions Made by Dissidents

Malvern, PA, November 24, 2009 -- USA Technologies, Inc. (NASDAQ: USAT) (the “Company”) today issued the following letter to the Company’s shareholders urging them to reject any proxy solicitation and not to sign any blue proxy cards they may receive from dissident shareholders Bradley Tirpak and Craig Thomas (the “Dissidents”). On November 19, 2009 the Dissidents filed a preliminary proxy statement with the Securities and Exchange Commission announcing their plans to launch a proxy contest seeking to elect three directors, including Mr. Tirpak, to the Board of Directors of the Company. The complete text of the Company’s letter to shareholders follows:

November 24, 2009

Dear Fellow Shareholders:

As set forth in our November 20, 2009 letter, Bradley Tirpak and Craig Thomas (the “Dissidents”) intend to engage in a costly and disruptive proxy contest in an attempt to elect three less qualified candidates to our Board of Directors in lieu of the three highly qualified independent Director nominees of USA Technologies, Inc. (“USAT” or the “Company”) at our upcoming December 15, 2009 annual meeting of USAT shareholders (the “Annual Meeting”). We urge you to reject the Dissidents’ solicitation and instead vote the Company’s WHITE proxy card.

I believe that the Dissidents have taken their actions in order to elect their candidates  despite what is in the best interests of the Company and its shareholders, and regardless of who are the most qualified candidates.

In this regard, I would like to provide you with the following background:

>	Prior to Wednesday, October 14, 2009, we believed that the Dissidents had supported our progress as a company and they never indicated that they intended to engage in a disruptive proxy contest.

>
On Wednesday, October 14, 2009, Mr. Thomas called me and indicated that he thought USAT should bring in three new independent directors. I indicated to Mr. Thomas that we were “ahead of the curve” in this regard and had already identified several excellent candidates. I also stated that I thought it was appropriate to only bring in two rather than three new directors at this time. Mr. Thomas did not object to this. I also encouraged him send to me information on any persons who he had in mind as director candidates.

>
On Monday, October 19, 2009, USAT appointed Steve Barnhart and Jack Price as new independent directors of the Company. From 2007 until January 2009, Mr. Barnhart was the President and CEO of Orbitz Worldwide, Inc., a publicly traded, online travel business. Prior thereto and since 2003, Mr. Barnhart held various positions with Orbitz, including Chief Financial Officer. From 1990 to 2003, Mr. Barnhart held various positions with PepsiCo, Inc. From 2007 through March 2009, Mr. Price was President and CEO of NovaRay Medical, Inc., a medical imaging systems business. From 2003 to 2006, Mr. Price was the President and CEO of VSM MedTech Ltd. From 1996 through 2003, Mr. Price was the President and Division Chief Executive Officer of Philips Medical Systems, North America. Each of Mr. Barnhart and Mr. Price has on point knowledge and experience with our business model.

>	Following our disclosure of these appointments, each of Messrs. Tirpak and Thomas indicated to me that they were pleased with these new directors.

>
On Monday, October 26, 2009, nearly two weeks after I invited Mr. Thomas to identify director candidates, Mr. Tirpak called me and indicated that he, Alan Gotcher, and Peter Michel wanted to serve on the Board. I indicated to Mr. Tirpak that USAT had recently finalized its slate of Directors for the upcoming Annual Meeting, and that the proxy statement was being printed. I asked Mr. Tirpak to follow up with me in writing and that I would forward the information to our independent directors for future consideration.

>
On Friday, October 30, 2009, after our proxy statement was mailed, Mr. Tirpak sent to the Company an official notice pursuant to our bylaws that he intended to nominate as directors at the Annual Meeting himself, Alan Gotcher and Peter Michel. Our counsel also received a call from his counsel indicating that he intended to proceed with a proxy contest if this matter could not be resolved.

>	Following receipt of the notice, we attempted to resolve this matter amicably with the Dissidents.

>
On November 16, 2009, I informed Mr. Thomas to reconsider filing a proxy statement, and emphasized that a proxy contest would distract management from the vital tasks that must be accomplished in order to build the business, and could result in damage to our valuable customer relationships. In addition, I indicated to the Dissidents that such action would result in substantial costs and expenses to be incurred by the Dissidents as well as by the Company.

>
The Dissidents filed a preliminary proxy statement with the SEC on November 19, 2009 (the “Dissidents’ Preliminary Proxy Statement”) which contains confusing and inaccurate information. It also omits important information. We believe that the backgrounds and business experience of the Dissidents’ three nominees, as described in the Dissidents’ Preliminary Proxy Statement, do not meet a threshold level we believe is required for them to serve on our Board of Directors.

>
On Monday, November 23, 2009 the Dissidents released yet another communication with confusing information, particularly regarding the compensation of management. As stated in our prior shareholder letter, over the last five years, the average cash compensation of the three officers (CEO, President and CFO) was approximately $276,000 per year, and the average stock award was approximately 53,000 shares of common stock per year.

YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU VOTE AGAINST THE DISSIDENTS’ BOARD NOMINEES

The reasons for opposing the Dissidents’ nominees are many. Here are a critical few:

I.	We are operating pursuant to a strategic plan to increase shareholder value (the “Plan”).
II.	We are experiencing improved operating results and anticipate achieving profitability despite poor economic conditions.
III.	We have an experienced management team with the skills needed to successfully execute the Plan.
IV.	Based on the information in the Dissidents’ Preliminary Proxy Statement, it appears that the Dissidents lack the appropriate skills.
V.	The Dissidents have not presented a plan for the Company; the lack of an appropriate plan could destroy shareholder value.

I.           USAT HAS A STRATEGIC PLAN TO INCREASE SHAREHOLDER VALUE

The Strategic Plan

The number one priority of our nominees and the current Board is enhancement of shareholder value. To achieve that goal, current management has devised Plan, which is already in place and is yielding positive operational and financial results. The Plan includes strategic initiatives that seek to:

•	Generate positive net income by quarter ending December 31, 2010.
•	Focus on increasing revenues, while reducing costs.
•	Continue to develop innovative products and services.

Elements Of The Plan

The Plan devised by the Company is clearly focused on generating positive net income by quarter ending December 31, 2010, and has the following elements:

1.
Leveraging our Existing Customers/Partners: USAT has a solid base of key customers across multiple markets (vending, kiosk, etc.) that have deployed our solutions. We have worked to build these relationships, drive future deployments, and develop customized network interfaces. Our customers have seen the benefits of our products and services first-hand and represent the largest opportunity to scale our solution. These customers are a key component of our plan to drive sales.

2.
Focusing on Diversifying our Customer Portfolio: USAT is driving additional growth via expansion in 'non-vending' segments of the small ticket unattended cashless transaction market (e.g., kiosk, laundry, car wash).

3.
Expanding Distribution in Core Markets: USAT has worked to develop a strong market presence in the vending and energy markets. Increasing sales and distribution to our largest customers is important to the long-term success of the Company, but we are intently focused on building a broader base of customers within these core markets to drive long term revenue and value. Our efforts in this regard have led to 75 new customers in the last quarter.

4.
Improving Scalability: USAT has invested so that our products and services (e.g., Manufacturing, Network Services, Customer Services, Technical Support, Deployment) can handle our ever-increasing customer base and divergent markets, and operate efficiently and effectively across broad applications.

5.
Providing Innovative Products and Services: Maintaining our market leadership is vital. We plan to continually innovate in order to meet our customers’ existing and future needs and to effectively differentiate and distance ourselves from the competition.

6.
Leveraging Intellectual Property: USAT has been granted 71 patents for its work in unattended payment processing, networking and energy management devices. In addition, we own numerous trademarks, copyrights, design rights and trade secrets. USAT will continue to leverage this intellectual property to add value for customers, attain an increased share of the market, address competition and generate licensing revenues.

7.	Improving Profit Margins: As USAT works to increase overall sales and revenue, we expect an increase in gross profits through reducing COGS and through favorable supply agreements with vendors.

8.
Increasing Our Revenues: For the ePort product line, we are continuing to leverage our growing and existing customer base of over 600 bottlers/operators as of September 30, 2009. Specifically, leverage results of summarized operational data from the over 7.4 million cashless and 29.0 million cash transactions fed into the network on a quarterly basis from installed base of terminals. By analyzing this data, we can better guide our customers on how best to deploy cashless technology, thus fostering maximum ROI for our customers and future, repeat and larger quantity orders as they roll out to a larger population of their vending base.

In addition, through our Quick Start Program, we make it easier for our customers to take advantage of our cashless technology, by rolling the upfront entry/capital cost into a customer-friendly monthly payment plan.  This program allows our customers to more readily deploy cashless technology in these challenging economic times, when access to capital is difficult.  It also allows our customers to realize immediate and positive cashflows from the deployment of cashless technology. Since its re-introduction into the marketplace after the successful completion of the Company’s rights offering earlier this year, Quick Start sales have represented approximately 53% of ePort equipment sales to date.

9.
Reducing Our Cost of Sales: Throughout the Company’s history, it has actively sought, through its significant investment in research and development, to reduce the cost of its products and services.  This is most recently evidenced by the introduction of two, new lower retail priced ePort terminals, namely the $199 Edge and the $329 G8. Just one year ago retail pricing for our G7 was $425.

In addition, the Company recently negotiated an amendment to a contract with one of its largest and most important suppliers.  The amended contract should have an immediate and significant impact on gross margins. Further, the Company is actively engaged in activities it hopes will ultimately culminate in the reduction of costs associated with transaction processing. If successful, this too, will have an immediate, significant and positive impact on gross margins. It should also have the effect of reducing the cash used by the Company in its operating activities.

10.
Reducing Our Selling, General and Administrative (SG&A) Expenses: During fiscal years 2008 and 2009, the Company initiated efforts to reduce its SG&A expenses. In order to attempt to improve our operating results, we took appropriate actions during the third and fourth quarters of fiscal year 2008 and, again, during the third quarter of fiscal year 2009 to reduce our cash-based SG&A expenses. These actions consisted of staff reductions and related costs as well as and reductions in our controllable costs. Prior to these reductions, our cash-based SG&A expenses were approximately $4,753,000 for the quarter ended December 31, 2007. Our cash-based SG&A expenses for the most recently completed quarter, ended September 30, 2009, were approximately $3,432,000, a reduction of quarterly SG&A expenses of approximately $1,321,000 or 28%.

The Company plans to further reduce SG&A expenses in future quarters.

Inherent in the Plan is a firm focus on the customer, a commitment to providing superior service, and a dedication to adding incremental value to our customers’ business each day.

II.           PATH TO PROFITABILITY

At a time when many businesses are faltering due to poor economic conditions, USAT has continued to produce steadily improving results. To date, the execution of the Plan has resulted in improving quarterly results, consistent reduction in losses, creation of a broad customer base, and development of four new promising products.

We expect our EBITDA loss to continue to decrease as the Company adds additional connections to its network. The planned connections to our network are shown on the chart below entitled “Roadmap to Profitability and Beyond”.  The increased base of connections will help drive quarter over quarter increases in our recurring revenues from license and transaction fees. The increasing recurring revenue, coupled with the revenue from equipment sales, we expect will lead to the Company achieving positive net income for the quarter ended December 31, 2010.

Roadmap to Profitability

150,000
120,000
90,000
60,000
30,000
0
61,000
71,000
81,000
95,000
114,000
12/31/09
3/31/10
6/30/10
9/30/10
12/31/10

Projected Cashless Terminals Installed Base by Quarter

Management anticipates hitting the following milestones as our installed base increases per the illustration above:

•	Quarter ended March 31, 2010 – Connections to the network are anticipated to be 71,000 by the end of the quarter.

•	Quarter ended June 30, 2010 – Connections to the network are anticipated to be 81,000 by the end of the quarter

•	Quarter ended September 30, 2010 – Connections to the network are anticipated to be 95,000 by the end of the quarter.

•	Quarter ended December 31, 2010 – Connections to the network are anticipated to be 114,000 by the end of the quarter with reported positive net income.

Recent achievements that may be credited to the successful execution of the Plan include:

•	Maintenance of our position as a market leader with approximately 57,000 devices connected to our network;

•	Launched the innovative ePort G8™ and ePort EDGE™, both lower-cost and more efficient cashless payment products

•	Maintaining a diversified and global base of over 600 customers as of September 30, 2009 with the strength to increase market adoption, and the addition of 75 new ePort customers since June 30, 2009;

•	Completed a successful rights offering, netting more than $13 million earlier this year in the worst economic market in decades;

•
Increased the installed base of devices connected to the USALive® Network by 36% to 57,000 in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009. This followed a 37% year-over-year increase in installed base in fiscal 2009 compared with fiscal 2008.

USAT Results to Date

USA Technologies has nearly 600 distinct customers (e.g. bottlers, operators) with 57,000 terminals on the ePort Connect Service.

60,000
48,000
36,000
24,000
12,000
0
11,055
14,016
17,108
19,000
25,000
31,000
38,000
42,000
43,000
48,000
52,000
57,000
12/31/06
3/31/07
6/30/07
9/30/07
12/31/07
3/31/08
6/30/08
9/30/08
12/31/08
3/31/09
6/30/09
9/30/09

Cashless Terminals Installed Base by Quarter

•
Increased the number of transactions processed, which in the first quarter of fiscal 2010 increased to 7.4 million, a 57% year-over-year quarterly increase; this was on top of a 97% year-over-year increase in fiscal year 2009 versus fiscal year 2008 when transactions processed reached 22.3 million.

USAT Results to Date
USA TECHNOLOGIES
USA Technologies is processing 7.4M transactions per quarter for its customers.
7,400,000
5,920,000
4,440,000
2,960,000
1,480,000
$12.5 M
$10 M
$7.5 M
$5 M
$2.5 M
$4.8 M
$5.5 M
$6.7 M
$7.3 M
$7.7 M
$9.0 M
$10.4 M
$11.6 M
$10.6 M
$11.3 M
$13.5 M
$14.6 M
736,536
1,029,159
1,482,277
1,799,507
2,405,520
3,200,000
3,900,000
4,700,000
5,100,000
5,800,000
6,700,000
7,400,000
12/31/06
3/31/07
6/30/07
9/30/07
12/31/07
3/31/08
6/30/08
9/30/08
12/31/08
3/31/09
6/30/09
9/30/09
# transactions
$ transactions
Transaction Volume by Quarter

•	Increased the dollar value of transactions processed for the first quarter of fiscal year 2010 by 26% to $14.6 million over first quarter of fiscal year 2009.

•
Improved gross margins in the first quarter of fiscal year 2010 to 32% from 30% a year ago. This was in addition to improvements in fiscal year 2009 when gross margins improved to 24% from 21% in fiscal year 2008.

•	Reduced our SG&A expenses in the first quarter of fiscal year 2010 by 20% from a year ago. This was in addition to a 19% reduction in SG&A expenses in fiscal year 2009 compared with fiscal year 2008.

•
Drove our revenues in the first quarter of fiscal year 2010 to $3.8 million, the highest level in five quarters. Fiscal fourth quarter 2009 revenues of $3.6 million were the strongest quarterly revenue for the fiscal 2009 year.

•
Substantially reduced operating expenses in fiscal year 2009 by approximately 28%, or $16.8 million, compared with $20.6 million in fiscal year 2008. The Company further reduced operating expenses by 19% to $4 million for the first quarter of fiscal year 2010, compared to $4.9 million in the first quarter of fiscal year 2009.

•
Recently negotiated an amendment to a contract with one of our largest and most important suppliers, which is expected to result in immediate and significant new gross profits. If this contract had been in place for the quarter ended September 30, 2009, gross profits would have been approximately 34% rather than 27%.

III.           THE COMPANY HAS AN EXPERIENCED BOARD AND MANAGEMENT TEAM WITH THE
REQUIRED SKILL SET TO SUCCESSFULLY EXECUTE THE PLAN

Qualified Board and Management

The Company is positioned to continue executing the Plan with the help of:

•	A management team with industry expertise, market knowledge, ability to forge unique customer relationships and technological expertise to create and roll out products; and

•	An independent and highly qualified Board of Directors with industry and management experience to complement and oversee the Company’s strategic and innovative objectives; and

•	Our various Directors who possess specific industry expertise and an in-depth knowledge of our business model; and

•	Our Directors who possess extensive operating experience that includes a track record of success.

Appropriately-Sized Team of Skilled Employees

USAT is a highly complex enterprise, and is correctly sized to serve its existing customer base, achieve profitability, and position the Company for rapid growth as adoption of its technology accelerates. Your Board and management team strongly believe that resources have been mobilized in a thoughtful manner to execute the Plan.

There are many ‘moving parts’ associated with the delivery of the Company’s products and services on a daily basis, such as:

•
PCI and SOX Compliance: The Company is subject to rigorous compliance standards promulgated by the credit card industry.  This includes the Payment Card Industry (PCI) and Data Security Standard (DSS). In addition, as a publicly traded company, USAT must also comply with the requirements of the federal securities laws and the Sarbanes-Oxley Act of 2002. The PCI standards affect many areas of the enterprise, from basic business process, to separation of duties, to data encryption. Achieving these PCI standards is also demanded by our customers.

•	Customer Care: We provide comprehensive customer care from technical support, to customers in the field, to handling of consumer calls on behalf of our customers. Customer Support is available 24/7.

•
Consultative Selling: Our direct sales and marketing team of eight individuals is required to address our customers at the financial and operational level. This requires our team to possess a firm understanding of technology and network/financial services, have a firm understanding of the manner in which our customers’ businesses operate, and how cashless capability will impact results.

•
Delivery of Complex Financial and Network Services: The ePort Connect Service is the most comprehensive service of its kind.  The service is a highly complex, “high touch” service which allows customers to rapidly mobilize cashless capability in unattended, small ticket markets.

•
Innovation: The Company has invested heavily, and continues to invest, in innovation to   stimulate adoption by providing additional value/ROI to customers through the continuous improvement of its products and services. This is essential to both open up the markets we have targeted, and maintain the Company’s position as dominant share leader as the market expands.

•
Global Development and Manufacturing: The Company has leveraged offshore development and manufacturing in order to accelerate the time to market, reduce development costs, and drive down cost of goods to our customers.

The Dissidents’ suggestion in the Dissidents’ Preliminary Proxy Statement that the Company has not employed the resources of the Company prudently in this regard is ill-informed and naïve. Their statements reveal a lack of understanding of the complexities of our technology and services, and the markets we operate in.

The Company strongly believes that it has sized itself correctly to execute the Plan, and achieve profitability. During this period, it is imperative that the Company maintain the necessary infrastructure to serve its existing customers well, continue to innovate to maintain its leadership position, and be prepared for the expected upward spiral of rapid market adoption. Management, the Board and the employees are clearly focused on and dedicated to our mission of creating shareholder value and have the requisite skills and abilities.

IV.           THE DISSIDENTS LACK THE APPROPRIATE SKILL SET FOR OUR BUSINESS

High Standards Set for Nominees to your Board

Your Board’s nominating committee comprehensively screens all potential candidates before making recommendations to you, thus setting a high standard for anyone wishing to serve on the Board. Among the criteria used by your Board’s nominating committee to judge nominees to the Board are:

•	Depth of experience;
•	Relevance of such experience to the Company’s business;
•	Record of prior success; and
•	Ability to govern in a manner that does not disrupt the Company’s business and operations.

Having examined the backgrounds of all three of the Dissidents’ nominees, we have concluded that none of them meets the high standards that have been set for Board nominees.

Bradley Tirpak Settled Securities Fraud Action and Has No Public Company Leadership

Mr. Tirpak is a former hedge fund manager. Mr. Tirpak was one of two defendants in a class action lawsuit alleging securities fraud that was settled through the payment of $2,250,000 by the defendants. See: “http://www.usatech.com/dl/class_action_litigation.pdf” for certain court documents relating to the class action. Several of the hedge firms he worked for in the past have strategies of high-portfolio turnovers, with no apparent interest in creating long-term value. In addition, we are concerned that, in the Dissidents’ Preliminary Proxy Statement, Mr. Tirpak has not provided any background information for himself for the years 1997, 1998 and 1999 - the very years during which the class action litigation was pending against him.

Alan Gotcher Was Forced to Resign From Altair Technologies (ALTI), Which Has Posted Approximately $77 Million in Losses over the Last Three Years

Until February 2008, Mr. Gotcher was President and CEO of Altair Nanotechnologies, Inc. During his stewardship, Altair’s net losses steadily increased. On February 27, 2008, he agreed to resign as President and CEO of Altair. According to a press account, the company’s board “determined that the level of progress made at this point in the development timeline of the company did not keep pace with the expectations that were set.”1

During the 2007 calendar year, Altair lost $31,470,621 and had revenues of only $9,108,483.  At the time of his resignation, Gotcher directly owned only 164,716 shares of Altair’s common stock, of which 84,502,576 shares were issued and outstanding, representing only 0.19% of the issued and outstanding shares. Further, according to publicly filed documents of Altair, for the year 2007, when Altair lost over $31 million, Gotcher received a bonus of $776,318 ($428,600 of which was cash and $347,718 of which was stock), of which $459,451 was discretionary.

Peter Michel Presides Over iSECUREtrac Corp (ISEC.OB), an OTC BB Company With a $4.7 Million Market Cap and $22.4 Million In Negative Shareholder Equity

Since August 4, 2006, Mr. Peter Michel has been the CEO and President of iSECUREtrac Corp., a bulletin board company.  On January 3, 2006, public records indicate that the price of the stock was $1.85. As of November 20, 2009, the stock was trading at $0.43. During the calendar year ended December 31, 2008, the Company had a loss of $5,825,000, and had revenues of only $9,702,000. Mr. Michel currently directly owns only 80,630 shares of iSECUREtrac’s common stock, of which 10,816,392 shares are issued and outstanding, representing only 0.69% of the issued and outstanding shares.

From May 23, 2005 to July 8, 2005, Mr. Michel served as the President and CEO of General Fiber Communications. On July 8, 2005, that company filed for Chapter 7 bankruptcy protection.

Your Board believes that an alleged securities law violator, a corporate executive of a bankrupt company and a corporate executive who was ousted from his job would not serve our shareholders well as directors of USAT.

______________________
1“Altairnano CEO Alan Gotcher Ousted,” Cleantech Group News report dated February 29, 2008. http://www.usatech.com/dl/Article_on_Gotcher_and_Altairnano.pdf

V.           THE DISSIDENTS’ LACK OF AN APPROPRIATE PLAN COULD DESTROY SHAREHOLDER VALUE

As mentioned above, a strategic business plan is required for a business to thrive. It is both an essential and indispensable ingredient for increasing shareholder value. The failure of the Dissidents to articulate any strategic plan, let alone an appropriate one, is troubling since poor economic conditions do not provide second chances for success. For a seamless continuation of your Company’s improving performance, any delay in proposing and implementing an effective and workable strategic business and financial plan has the potential to slow down the pace of, or even reverse, the Company’s recent operational and financial gains.

YOUR INACTION OR FAILURE TO VOTE THE WHITE PROXY CARD COULD PLAY INTO THE DISSIDENTS’ HANDS

As explained in detail in our proxy materials, the directors of your Board are elected by a plurality of votes. In other words, the nominees with the most votes will be elected. Therefore, we urge you to take action and send in the Company’s enclosed WHITE proxy card and disregard the Dissidents’ blue proxy card. Your inaction may indirectly benefit the Dissidents who have apparently already been contacting some of our shareholders.

YOUR VOTE IS IMPORTANT – RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD

Your vote is important, no matter how many or how few shares you own.  To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed preaddressed, stamped envelope.  You may also vote by phone or Internet by following the instruction on the enclosed proxy card.

If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885, (212) 929-5500 or  USAT@mackenziepartners.com.

USAT has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and as an advisor to USAT for its proxy solicitation for fees not to exceed $75,000, plus out-of-pocket expenses. MacKenzie Partners may solicit proxies by mail, advertisement, telephone, via the Internet or in person. MacKenzie Partners will employ approximately 30 people to solicit USAT’s shareholders. In addition, and as stated in USAT’s proxy statement, directors, officers and other employees of USAT may solicit proxies in connection with the special meeting, none of whom will receive additional compensation for such solicitations.

We will continue to keep you informed on this matter. Thank you for your continued support and confidence.

Sincerely,

George R. Jensen, Jr.
Chief Executive Officer

If you have any questions, require assistance with voting your
WHITE proxy card, or need additional copies of the
USA Technologies’ proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

105 Madison Avenue
New York, NY 10016
USAT@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

Your Vote is important, no matter how many or how few shares you own!

To vote, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope.
We encourage you to disregard and not return any blue
cards that you receive

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management.  USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries.  The Company has agreements with AT&T, Honeywell, Blackboard, MasterCard and others.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the  financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements.  When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to estimate, anticipate, or control its cash and non-cash expenses, costs, or charges; or the ability of the Company to obtain widespread and continued commercial acceptance of it products or services. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this shareholder letter speaks only as of the date of this shareholder letter. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Important Additional Information

USA Technologies, Inc. (“USAT” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 27, 2009 in connection with the Annual Meeting of Shareholders to be held on December 15, 2009, and mailed the definitive proxy statement and a WHITE proxy card to shareholders, as well as additional soliciting materials.  USAT and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with such meeting.  The Company’s shareholders are strongly advised to read USAT’s proxy statement as it contains important information.  Shareholders may obtain an additional copy of USAT’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/Proxy Services/ViewMaterial.asp?Co Number=14591.  In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at USAT@mackenziepartners.com.  Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of USAT’s shareholders is available in USAT’s definitive proxy statement filed with SEC on October 27, 2009.

####

On November 24, 2009, the Company sent a letter to its shareholders in the form contained in the foregoing press release, along with a proxy card, a form of which appears below.

USA TECHNOLOGIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS -
ANNUAL MEETING OF SHAREHOLDERS - December 15, 2009

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, revoking all prior proxies, hereby appoint(s) George R. Jensen, Jr., and Stephen P. Herbert, or either of them, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., at the Annual Meeting of Shareholders to be held on December 15, 2009, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

USA TECHNOLOGIES, INC.

December 15, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access  “www.voteproxy.com”  and  follow the on-screen instructions.  Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
Vote online until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and annual report on Form 10-K are available at –
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591

”	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	”

¢20830300000000000000 8	121509

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
		FOR	AGAINST	ABSTAIN
1, 2 & 3. Election of Directors of Classes I, II and III:	4. Ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2010.	☐	☐	☐

	5. Approval of 2010 Stock Incentive Plan	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
 Stephen D. Barnhart         Class I Director
 Jack E. Price                       Class I Director
 William L. Van Alen, Jr.   Class II Director
 Steven Katz                       Class II Director
 Joel Brooks                        Class II Director
 George R. Jensen, Jr.        Class III Director
 Stephen P. Herbert           Class III Director
 Douglas M. Lurio             Class III Director

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no contrary direction is made, this proxy will be voted "FOR" all of the proposals set forth herein, including all the nominees listed in Items 1, 2 and 3 (or, if any such nominees should be unable to accept such nomination, for such other substitute person or persons as may be recommended by the Board of Directors), and in accordance with the proxies' best judgment upon other matters properly coming before the Annual Meeting and any adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜	IF YOU SIGN THIS PROXY WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢
Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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